Rosetta Responds to Calpine Corporation's Motion to Assume Oil and Gas Leases

HOUSTON, TX -- 07/07/2006 -- Rosetta Resources Inc. (NASDAQ: ROSE) filed its objection in response today to Calpine Corporation's recently filed motion in the United States Bankruptcy Court for the Southern District of New York to assume certain oil and gas leases under Section 365 of the Bankruptcy Code. The hearing on the motion, which will include consideration of Rosetta's objection, is set for July 12, 2006.

In its objection, Rosetta asserts that oil and gas leases constitute interests in real property that are not subject to "assumption" under the Bankruptcy Code. While the court may nonetheless desire to enter a precautionary order, Rosetta also specifically requests the court eliminate from the order certain federal offshore leases from the Calpine motion because these properties were fully conveyed to Rosetta in July 2005, and the Minerals Management Service has subsequently recognized Rosetta as owner and operator of these properties. Rosetta further requests in its objection that any order entered by the Court be without prejudice to, and fully preserve Rosetta's rights, claims and legal arguments regarding the characterization and ultimate disposition of the remaining described oil and gas properties. Since July 7, 2005, Rosetta has continuously operated all of the properties held under the oil and gas leases described in the motion. In its objection, Rosetta has also urged the court to require the parties to promptly address and resolve any remaining issues under the pre-bankruptcy definitive agreements with Calpine and has proposed to the court that the parties seek arbitration (or at least mediation) to complete the following:

(i) Calpine's conveyance of the cured consent properties to Rosetta;

(ii) Calpine's execution of documents and performing tasks required under "further assurances" provisions of the agreements with respect to certain of the oil and gas properties for which Rosetta has already paid Calpine; and

(iii) Resolving the final amounts, Rosetta is to pay Calpine, which Rosetta has concluded are approximately $80 million, consisting of roughly $68 million for the cured consent properties and approximately $12 million in other true-up payment obligations.

Rosetta Resources Inc. is an independent oil and gas company engaged in acquisition, exploration, development and production of oil and gas properties in North America. Our operations are concentrated in the Sacramento Basin of California, South Texas, the Gulf of Mexico and the Rocky Mountains. Rosetta is a Delaware corporation based in Houston, Texas.

Forward-Looking Statements: All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Rosetta assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

For more information, please contact:

Michael J. Rosinski
Rosetta Resources
Houston/Corporate Office
713-335-4037
http://www.rosettaresources.com